UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Merant plc
(Name of Subject Company)

Merant plc
(Names of Person(s) Filing Statement)

Ordinary Shares, nominal value £0.02 each,
and American Depositary Shares, each representing 5 Ordinary Shares
(Title of Class of Securities)

587336 10 8 (American Depositary Shares)
(CUSIP Number of Class of Securities)

Gerald Perkel
President and Chief Executive Officer
3445 NW 211th Terrace
Hillsboro, Oregon
1 (503) 617 2735
(Name, Address, and Telephone Number of Person
Authorized to Receive Notices and Communications
on Behalf of the Person(s) Filing Statement)

☒    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 9. Exhibits

Exhibit Number	Description
1	Press release dated March 3, 2004, announcing Merant plc's results for its third fiscal quarter ending January 31, 2004*

*
Incorporated by reference to the exhibit filed with Merant's Report on Form 6-K filed on March 3, 2004.